As filed with the Securities and Exchange Commission on August 18, 2025
Registration Statement File No. 333-260108

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-260108) UNDER THE SECURITIES ACT OF 1933
GLOBAL BLUE GROUP HOLDING GMBH (Exact name of Registrant as specified in its charter)

Switzerland	98-1557721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Zürichstrasse 38, 8306 Brüttisellen, Switzerland (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
2019 Employee Share Option Plan Global Blue Group Holding AG Management Incentive Plan -RSAs Global Blue Group Holding AG Management Incentive Plan - Options (Full title of the plan)
Cogency Global Inc. 122 E 42nd Street, 18th Floor New York, NY 10168 (212) 947-7200 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
Copies to:
Kenneth B. Wallach Xiaohui (Hui) Lin Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Andrew Elken Leah Sauter Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) previously filed by Global Blue Group Holding AG, a stock corporation incorporated under the laws of Switzerland (the “Registrant”), with the Securities and Exchange Commission (the “SEC”), and is being filed to deregister any and all shares of the Registrant’s ordinary shares, nominal value CHF 0.01 per share (the “Ordinary Shares”), registered but unsold under the Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, dividends, recapitalizations or other capital adjustments taken in the interim):
•Registration Statement on Form S-8 (Registration File No. 333-260108), which was filed with the SEC on October 7, 2021, pertaining to the registration of (i) 486,527 Ordinary Shares issuable under the Global Blue Group Holding AG 2019 Employee Share Option Plan, (ii) 7,970,000 Ordinary Shares issuable upon exercise of outstanding share options previously granted pursuant to the Global Blue Group Holding AG Management Incentive Plan - Options and (iii) 3,500,000 Ordinary Shares issuable under the Global Blue Group Holding AG Management Incentive Plan - RSAs and the Global Blue Group Holding AG Management Incentive Plan – Options.
On February 16, 2025, the Registrant, entered into a Transaction Agreement (as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”) with Shift4 Payments, Inc., a Delaware corporation (“Shift4”), and, from and after its execution and delivery of a joinder thereto on February 25, 2025, GT Holding 1 GmbH, a Swiss limited liability company and indirect wholly owned subsidiary of Shift4 (“Merger Sub”). Pursuant to the Transaction Agreement, and upon the terms and subject to the conditions set forth therein, on March 21, 2025, Merger Sub commenced a cash tender offer to the shareholders of the Registrant (the “Offer”) to acquire all of the outstanding ordinary shares, nominal value of CHF 0.01 per share, of the Registrant, series A convertible preferred shares, nominal value of CHF 0.01 per share, of the Registrant, and series B convertible preferred shares, nominal value of CHF 0.01 per share, of the Registrant (collectively, the “Global Blue Shares”). Following consummation of the Offer on July 3, 2025, Shift4 directly or indirectly owned 97.37% of all outstanding Global Blue Shares.
On August 18, 2025, Merger Sub and the Registrant consummated a statutory squeeze-out merger (the “Merger”), pursuant to which the Registrant merged with and into Merger Sub in accordance with Article 8 (2) of the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended (SR 221.301), and the Transaction Agreement, with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of Shift4. In connection with the Merger, Merger Sub changed its name to “Global Blue Group Holding GmbH.”
In connection with the consummation of the Merger, any and all of the offerings and sales of the Ordinary Shares pursuant to the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered under the Registration Statement that remain unsold at the termination of the offerings, this Post-Effective Amendment removes and withdraws from registration any and all of the Ordinary Shares registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Signy, Switzerland, on August 18, 2025.

GLOBAL BLUE GROUP HOLDING GMBH (as successor by merger to the Registrant)

By: /s/ Jeremy Henderson-Ross
Name: Jeremy Henderson-Ross
Title: Member of the Management Board

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of the Registrant, has signed this Post-Effective Amendment to the Registration Statement in the City of New York, State of New York, on August 18, 2025.

COGENCY GLOBAL INC.

By: /s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.
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